Exhibit 5.1

Claire Keast-Butler

+44 20 7556 4211

ckeastbutler@cooley.com

Autolus Therapeutics plc

Forest House

58 Wood Lane

London W12 7RZ

United Kingdom

11 February 2021

Ladies and Gentlemen:

Re:	Autolus Therapeutics plc – Prospectus – Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Autolus Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the offering by the Company of 14,285,715 American Depositary Shares (the “ADSs”), each representing one ordinary share of nominal value US$0.000042 each (“Ordinary Shares”) in the capital of the Company (the “Offering”). The ADSs being offered in the Offering represent in aggregate 14,285,715 Ordinary Shares (the “New Ordinary Shares”). In addition, the Underwriters (as defined below) have the right to purchase from the Company up to an additional 2,142,857 ADSs, representing 2,142,857 new Ordinary Shares (the “Further Ordinary Shares” and, together with the New Ordinary Shares, the “Shares”). We have taken instructions solely from the Company.

1.2	We are rendering this letter at the request of the Company in connection with the Registration Statement and the Prospectus (each, as defined below).

1.3

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Prospectus, and headings are for ease of reference only and shall not affect interpretation.

1.4

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed only the following documents:

2.1

a PDF copy of the registration statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on 17 July 2019 (as amended through the date hereof, the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) and the base prospectus dated 24 July 2019 (the “Base Prospectus”);

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

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Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

1

11 February 2021

Page Two

2.2

a PDF copy of the prospectus supplement to the Base Prospectus relating to the Offering dated 9 February 2021 and filed with the SEC pursuant to Rule 424(b) of the Rules on 9 February 2021 (along with the Base Prospectus, referred to as the “Prospectus”);

2.3

a PDF executed copy of a New York law governed underwriting agreement between the Company, J.P. Morgan Securities LLC and Wells Fargo Securities LLC dated 9 February 2021 (the “Underwriters”) (the “Underwriting Agreement”);

2.4

a PDF executed copy of a New York law governed deposit agreement dated 26 June 2018 (the “Deposit Agreement” and, together with the Underwriting Agreement, the “Agreements”), between the Company, Citibank, N.A., as depositary, and the Holders and Beneficial Owners (as such terms are defined therein) from time to time of the ADSs issued thereunder;

2.5	a PDF copy of the current articles of association of the Company adopted on 26 June 2018 (the “Articles”);

2.6

a PDF copy of the certificate of incorporation of the Company dated 2 February 2018 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public company dated 18 June 2018;

2.7

a PDF executed copy of the minutes of a meeting of the board of directors of the Company (the “Board” or the “Directors”) held on 5 February 2021 at which it was resolved, inter alia, to proceed with the Offering and to constitute a pricing committee of the Board (the “Committee”) and to file and approve the Prospectus (the “Board Minutes”); and

2.8

a PDF executed copy of the minutes of a meeting of the Committee held on 9 February 2021 at which it was resolved to, inter alia, (i) approve the form of the Underwriting Agreement; (ii) allot and issue the New Ordinary Shares and, as applicable, the Further Ordinary Shares; and (iii) authorise and appoint Christian Itin (as Chief Executive Officer) and Andrew Oakley (as Chief Financial Officer) to execute and deliver the Underwriting Agreement (the “Committee Minutes”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:37 a.m. (London time) on 11 February 2021 (the “Online Search”); and

3.2

a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:09 a.m. (London time) on 11 February 2021 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that, as at the date of this letter, the Shares, once they have been allotted and issued, delivered and paid for as described in the Prospectus and registered in the name of the

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

t: +44 (0) 20 7583 4055     f: +44 (0) 20 7785 9355     cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

11 February 2021

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recipient in the register of members of the Company will be duly and validly issued, fully paid and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;

5.4

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at each date on which the Company allots or issues Shares (each, an “Allotment Date”);

5.5

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act 2006, as amended (the “Companies Act”) and no such notice will have been received prior to an Allotment Date;

5.6	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter and as at each Allotment Date;

5.7	to the extent that the obligations of the Company under each of the Agreements may be dependent upon such matters, each of the parties to each of the Agreements:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)

is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform each of the Agreements;

(d)

is duly qualified to engage in the activities contemplated by each of the Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under each of the Agreements;

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

t: +44 (0) 20 7583 4055     f: +44 (0) 20 7785 9355     cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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(e)	is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction specified in each of the Agreements and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents,

and that each of the foregoing remains the case as at each Allotment Date;

5.8	each of the Agreements remains accurate and complete and has not been amended, modified, terminated or otherwise discharged as at the date of this letter and as at each Allotment Date;

5.9	each of the persons executing the Agreements on behalf of the relevant parties thereto executed an identical final version of each such document, in each case in the form reviewed by us;

5.10

there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of each of the Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Agreements;

5.11

in relation to each of the Agreements and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that all obligations thereunder have been entered into and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.12

each of the Agreements reflects the commercial intentions of the parties thereto and each party has made its own independent decision to enter into each of the Agreements and that in respect of each of the parties to each of the Agreements there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence;

5.13	except to the extent expressly set out in the opinions given in this letter, all requirements and conditions precedent for each of the Agreements to be entered into have been satisfied;

5.14

each party to the Agreements is and will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.15

the Board Minutes and the Committee Minutes referred to in paragraphs 2.7 and 2.8 (Documents) are a true record of the proceedings described therein, and that each meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board or committee of the Board, as applicable, were duly adopted, have not been revoked or varied and remain in full force and effect as at each Allotment Date;

5.16	all of the Shares will be allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively and as

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

t: +44 (0) 20 7583 4055     f: +44 (0) 20 7785 9355     cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

11 February 2021

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applicable, under Article 8 of the Articles, and that that authority and that power are and shall remain unutilised to a sufficient extent to enable the allotment and issue of all of the Shares;

5.17

the Company has and will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as “cash consideration” (as defined in section 583(3) of the Companies Act) as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

5.18	any power of attorney has not been revoked or amended and is in full force and effect and will remain so as at each Allotment Date;

5.19

there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of the Shares;

5.20

as at the date of this letter and each Allotment Date, the Company has not and will not have taken any corporate or other action and no steps have been or will be taken or legal proceedings have been or will be started against the Company for the liquidation, winding-up, dissolution or reorganisation of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not and will not be unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in the Agreements, the Registration Statement or the Prospectus, nor is or will the Company become insolvent or has been or will be dissolved;

5.21

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter and on each Allotment Date legal, valid and binding under the laws by which they are (or are expected to be) governed;

5.22

there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this letter, such laws have been and will be complied with;

5.23

we note that the Agreements each provide that they are to be governed by and construed in accordance with the laws of the State of New York. We express no opinion as to any matters governed by the laws of the State of New York. As lawyers not qualified in the State of New York, we are not qualified or able to assess the true meaning or import of the terms of the Agreements under the laws of the State of New York, and we have made no investigation of such meaning or import. Therefore, our review of the Agreements has been limited to its terms as they appear to us on their face. We have assumed that the choice of the laws of the State of New York in the Agreements is valid as a matter of the laws of the State of New York and the Agreements and each of their respective provisions are valid, binding and enforceable under the laws of the State of New York and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under the laws of the State of New York, any court named in the forum selection clauses of the Agreements will have jurisdiction over the parties and the subject matter of any action brought in that court under the Agreements;

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

t: +44 (0) 20 7583 4055     f: +44 (0) 20 7785 9355     cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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5.24

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.25

except to the extent expressly set out in the opinions given in this letter, no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of any of the Agreements by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits;

5.26

each person involved in or dealing with the Company in connection with the Offering which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) is an authorised person or exempt person under the FSMA;

5.27

no communication has been or shall be made in relation to the ADSs or the Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other English laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; in particular, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the offer and issue of the ADSs and the Shares has only been and will only be communicated or caused to be communicated in circumstances in which there has been and will be no breach of section 21(1) of the FSMA;

5.28

no ADSs or Ordinary Shares have been or shall be offered to the public in the United Kingdom except in circumstances which do not require the publication of a prospectus pursuant to the UK Prospectus Regulation or Part VI of the FSMA;

5.29

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) retained by the United Kingdom, as amended by the Market Abuse (Amendment) (EU Exit) Regulations 2019 (SI 2019/1234) (“UK MAR”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as retained by the United Kingdom, as amended by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/1234), the Official Listing of Securities, Prospectus and Transparency (Amendment etc.) (EU Exit) Regulations 2019 (SI 2019/707) and the Financial Services (Miscellaneous Amendments) (EU Exit) Regulations 2020 (SI 2020/628) (the “UK Prospectus Regulation”), the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the ADSs or the Shares or otherwise in relation to each of the Agreements and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act);

5.30

the Company’s place of central management and control is not, and will not be as at each Allotment Date, the United Kingdom, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers; and

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

t: +44 (0) 20 7583 4055     f: +44 (0) 20 7785 9355     cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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5.31

no application has been or will be made for any ADSs or Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINION

6.1	The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated in paragraph 4 (Opinion).

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion stated in paragraph 4 (Opinion).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement or the Prospectus, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

t: +44 (0) 20 7583 4055     f: +44 (0) 20 7785 9355     cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Prospectus and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, other than for the purpose set out in above in paragraph 8.1, without our prior written consent, which may be granted or withheld at our sole discretion.

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

t: +44 (0) 20 7583 4055     f: +44 (0) 20 7785 9355     cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

11 February 2021

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Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP

Cooley (UK) LLP     Dashwood     69 Old Broad Street     London EC2M 1QS, UK

t: +44 (0) 20 7583 4055     f: +44 (0) 20 7785 9355     cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.